Exhibit 99.1

Valero Energy Corporation Completes Spinoff of CST Brands, Inc.

SAN ANTONIO, May 1, 2013 — Valero Energy Corporation (NYSE: VLO) today announced that it has completed the spinoff to its stockholders of its retail business as an independent public company, CST Brands, Inc. Valero will continue to supply fuel to CST Brands’ retail sites through long-term supply agreements.

“This action demonstrates Valero’s commitment to provide long-term value to our stockholders,” said Valero Chairman and CEO Bill Klesse. “With its strong management team in place, CST Brands is well-positioned to be a successful independent company. Following the separation, Valero is a more-focused refining, wholesale marketing, and alternative fuels company.”

CST Brands common stock will begin regular-way trading on the New York Stock Exchange under the ticker symbol “CST” on May 2.

About Valero

Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 10,500 people, and assets include 16 petroleum refineries with a combined throughput capacity of approximately 3 million barrels per day, 10 ethanol plants with a combined production capacity of 1.2 billion gallons per year, and a 50-megawatt wind farm. More than 7,300 outlets carry the Valero, Diamond Shamrock, Shamrock and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.

Contacts

Investors: Ashley Smith, Vice President – Investor Relations, 210-345-2744

Media: Bill Day, Executive Director – Corporate Communications, 210-345-2928

Safe-Harbor Statement

Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” “intend,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.